Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information:
Kenneth Kay Sr. Executive Vice President and Chief Financial Officer 310.606.4706	Steve Iaco Sr. Managing Director of Corporate Communications 212.984.835	Shelley Young Director of Investor Relations 212.984.6535

CB RICHARD ELLIS GROUP, INC. REPORTS THIRD QUARTER 2005 EARNINGS PER SHARE UP 88% FROM 2004 AND PROVIDES FULL YEAR GUIDANCE FOR 2005

Los Angeles, CA — November 1, 2005 — CB Richard Ellis Group, Inc. (NYSE:CBG) today reported third quarter 2005 revenue of $744.2 million, up 29.4% over the third quarter of 2004, and diluted earnings per share of $0.74 for the third quarter of 2005, compared with $0.16 in the third quarter of last year.  Excluding one-time charges, third quarter 2005 diluted earnings per share was $0.75, an increase of 88% from $0.40 for the same quarter a year earlier.

Based on continuing favorable trends across all of the Company’s business lines and geographies, CB Richard Ellis raised its full year 2005 guidance for diluted earnings per share to a range of $2.70 to $2.75, excluding one-time Insignia related and debt buy-back charges.

Third Quarter Highlights

For the third quarter of 2005, the Company generated revenue of $744.2 million, a 29.4% increase over the $575.0 million posted in the third quarter of 2004.  The Company reported third quarter net income of $56.9 million, or $0.74 per diluted share, compared with net income of $11.9 million, or $0.16 per diluted share in the third quarter of 2004.

Excluding one-time items, the Company would have earned net income1 of $57.5 million, or $0.75 per diluted share in the third quarter of 2005, compared with net income of $29.7 million, or $0.40 per diluted share in the third quarter of 2004.

Revenue

The third quarter revenue increase of 29.4% reflects improved performance across virtually all of the Company’s business lines and geographies.  A steady leasing market recovery combined with increased appraisal activities and continued investment sales strength globally, fueled the double-digit growth.

EBITDA2

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) totaled $111.2 million for the third quarter of 2005, an increase of $49.3 million, or 79.8%, from the same quarter last year.  The increased EBITDA reflects strength across the majority of the Company’s business lines and continued cost control.  Also contributing to the year-over-year increase is the significant reduction of Insignia acquisition-related costs.

Interest Expense

Interest expense totaled $13.8 million for the third quarter of 2005, a decrease of $1.7 million, or 10.8%, compared with the same quarter last year.  The decrease was primarily driven by the interest savings realized from the repayment of higher interest rate debt throughout 2004 and 2005, predominantly the repurchase of outstanding bonds in the open market.

During the third quarter of 2005, the Company repurchased $4.5 million in aggregate principal amount of its outstanding 11¼% senior subordinated notes in the open market at a premium of $0.5 million.  The year-to-date repurchases of $42.7 million will reduce annualized interest expense by approximately $4.8 million.

Management’s Commentary

Compared with a year ago, the Company’s third quarter investment sales revenues grew by 41% and leasing revenues advanced by 15%.   “The third quarter saw a continuation of trends that have been in place all year: robust investment sales activity fueled by strong debt and equity capital flows into real estate, and leasing markets that are steadily improving in step with the economy,” said Brett White, President and Chief Executive Officer of CB Richard Ellis.

“Overseas, increased cross-border investment activity has been a key factor in the continuing strength of most major investment markets. Leasing markets throughout Asia continue to exhibit strength, reflected in reduced vacancy and higher rents.  In Europe, leasing demand has picked up modestly in some major business centers including London and Madrid and a broader-based recovery is expected in 2006,” Mr. White said.

“In this favorable market environment, the breadth and depth of our global platform has enabled us to capture increased market share and cross-sell more services to existing clients.  We are well positioned for continued growth due to the strength of our people and platform, and quality of our brand.”

Americas Region

Third quarter revenue for the Americas region, including the U.S., Canada, Mexico and Latin America, increased 24.2% to $516.7 million, compared with $416.1 million for the third quarter of 2004.  This increase was mainly attributable to improved leasing activity, continued high volume of investment sales, increased appraisal/valuation activities, and higher property and facilities management fees.

Operating income for the Americas region totaled $64.5 million for the third quarter of 2005, compared with $35.2 million for the third quarter of 2004.  The $29.3 million increase was driven by double-digit revenue growth, as well as the lack of merger-related costs associated with the Insignia acquisition, which impacted the prior-year quarter.  Excluding the impact of one-time items, operating income for the Americas region would have been $65.7 million for the third quarter of 2005, an increase of $21.8 million, or 49.8%, as compared to the third quarter of last year.  The Americas region’s EBITDA totaled $75.0 million for the third quarter of 2005, an increase of $28.2 million, or 60.2%, from last year’s third quarter.

EMEA Region

Revenue for the EMEA region, mainly consisting of operations in Europe, increased 42.8% to $149.6 million for the third quarter of 2005, compared with $104.8 million for the third quarter of 2004.    Operating income for the EMEA segment totaled $26.7 million for the third quarter of 2005, compared with $4.0 million for the same period last year.   Excluding one-time items related to the Insignia acquisition, operating income for this region would have been $26.9 million, an increase of $22.0 million, or 452.0%, as compared to the third quarter of 2004.  EBITDA for the EMEA region totaled $28.9 million for the third quarter of 2005, an increase of $23.1 million, or 395.0%, from last year’s third quarter.  These improvements were primarily driven by a continued strong investment sales environment as well as improved leasing and appraisal activities.

Asia Pacific Region

In the Asia Pacific region, which includes operations in Asia, Australia and New Zealand, revenue totaled $44.1 million for the third quarter of 2005, an 18.1% increase from $37.3 million for the third quarter of 2004.  Operating income for the Asia Pacific segment totaled $5.9 million for the third quarter of 2005, compared with $4.5 million for the same period last year, an increase of 29.5%. EBITDA for the Asia Pacific segment totaled $6.4 million for the current quarter, an increase of $1.1 million, or 19.9%, from the third quarter of 2004. The year-over-year third quarter improvement generally reflects increased business activity throughout the region.  The Asia Pacific segment did not incur any one-time costs associated with the Insignia acquisition or the initial public offering in the current or prior year quarter.

Global Investment Management Business

In the Global Investment Management segment, which consists of investment management operations in the U.S., Europe and Asia, revenue totaled $33.9 million for the third quarter of 2005, compared with $16.7 million in the third quarter of 2004.  This increase was mainly due to higher incentive fees earned in France and the U.S.  Operating loss for this segment totaled $1.2 million for the third quarter of 2005, compared with operating income of $1.0 million for the same period last year.  EBITDA for the Global Investment Management segment totaled $0.8 million for the third quarter of 2005, a decrease of $3.0 million from last year’s same period results.  These decreases were attributable in part to higher incremental incentive compensation expense of approximately $10.3 million accrued in the current year quarter for Global Investment Management dedicated executives and team leaders in connection with funds concluding over the next few years.  Only $0.5 million was accrued for this purpose in the third quarter of 2004.  Revenues associated with these expenses cannot be recognized until certain financial hurdles are met.  In the fourth quarter of 2005, the Company expects to recognize income from some of these funds, which should offset the cumulative accrued incentive compensation expense to date. The Global Investment Management segment did not incur any one-time costs associated with the Insignia acquisition in the current or prior year quarter.

Additional Business Line Highlights

The Company’s mortgage brokerage subsidiary, CBRE Melody, continued to capitalize on investors’ healthy appetite for debt financing.  For the first nine months of 2005, mortgage originations increased 39% from a year earlier to $12.4 billion.  Reflecting a continuing outsourcing trend, the Company also expanded its relationships with several institutional accounts in its Asset Services portfolio during the third quarter, including AMB Property Corporation (with 32 million square feet now under management), Dividend Capital (7 million square feet now under management) and DBSI — Discovery Real Estate Services (4 million square feet now under management).  The Company also furthered its representation of Corporate Services accounts, such as Burlington Northern Santa Fe (more than 2 million square feet) and Regus Group (more than 6 million square feet).

Nine-month Results

Nine-month revenue increased by $387.7 million, or 24.7%, to $2.0 billion compared to the same period last year.  The Company reported net income of $121.9 million, or $1.59 per diluted share, for the nine months ended September 30, 2005 compared with a net loss of $1.7 million, or a loss of $0.03 per diluted share, for the nine months ended September 30, 2004.

Excluding one-time items, the Company would have earned net income of $130.0 million, or $1.70 per diluted share, for the nine months ended September 30, 2005 compared to net income of $49.5 million, or $0.71 per diluted share, for the same period in the prior year.

EBITDA for the nine months ended September 30, 2005 was $267.9 million, representing an increase of $157.0 million, or 141.6%, from $110.9 million for the same period of 2004.

Guidance

As previously mentioned, the Company is raising its full-year guidance for 2005.  CB Richard Ellis expects to generate full year revenue of approximately $2.8 billion, net income in the range of $207.0 million to $210.0 million, and diluted earnings per share in the range of $2.70 to $2.75, excluding residual one-time Insignia related and debt buy-back charges totaling approximately $14 million (pre-tax), as well as any additional one-time tax expense associated with the repatriation of offshore income under the American Jobs Creation Act of 2004, should the Company elect to do so.

Looking forward to 2006, consistent with its previously disclosed growth objectives, the Company estimates that it should generate revenue growth in the range of 7-9% with corresponding EBITDA growth of 12-14% and diluted earnings per share growth approximating 20%, excluding one-time items.  The Company plans to issue more specific guidance on 2006 as it approaches year-end.

The Company’s third-quarter earnings conference call will be held on Wednesday, November 2, 2005 at 10:30 a.m. EST.  A live webcast will be accessible through the Investor Relations section of the Company’s Web site at www.cbre.com.

The direct dial-in number for the conference call is 888-428-4480 (in the U.S.) and 612-288-0318 (outside the U.S.).  A replay of the call will be available beginning at 2:00 p.m. EST on November 2, 2005 and ending at 2:59 a.m. EST on November 12, 2005. To access the replay, the dial-in number is 800-475-6701 (in the U.S.) and 320-365-3844 (outside the U.S.)   The access code for the replay is 800534.  A transcript of the call will be available on the Company’s Investor Relations Web site.

About CB Richard Ellis

CB Richard Ellis Group, Inc. (NYSE:CBG), a FORTUNE 1000 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2004 revenue). With approximately 13,500 employees, the Company serves real estate owners, investors and occupiers through more than 200 offices worldwide (excluding affiliate and partner offices).  The Company’s core services include property sales, leasing and management; corporate services; facilities and project management; mortgage banking; investment management; appraisal and valuation; research and consulting. Please visit our Web site at www.cbre.com.

This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our growth momentum in 2005 and 2006; future operations; and future financial performance.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.   Factors that could cause results to differ materially include, but are not limited to: commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; realization of values in investment funds to offset incentive compensation expense related thereto; any general economic recession domestically or internationally; general conditions of financial liquidity for real estate transactions; our ability to leverage our platform to sustain revenue growth; our ability to retain and incentivize producers; and our ability to pay down debt.

Additional information concerning factors that may influence CB Richard Ellis Group, Inc.’s financial information can be found in its press releases as well as its periodic filings with the Securities and Exchange Commission.  In this regard, risk factors are specifically discussed under the headings “Factors Affecting Our Future Performance” and “Forward-Looking Statements” in CB Richard Ellis Group, Inc.’s Form 10-K for the year ended December 31, 2004, filed March 15, 2005.  Such filings are available publicly and may be obtained off the company’s Web site at www.cbre.com or upon request from the CB Richard Ellis Investor Relations Department at investorrelations@cbre.com.

1A reconciliation of net income (loss) to net income, as adjusted for one-time items, is provided in the exhibits to this release.

2The Company’s management believes that EBITDA is useful in evaluating its performance compared to that of other companies in its industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance.  As a result, the Company’s management uses EBITDA as a measure to evaluate the performance of various business lines and for other discretionary purposes, including as a significant component when measuring its performance under its employee incentive programs.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles (GAAP), and when analyzing the Company’s operating performance, readers should use EBITDA in addition to, and not as an alternative for, operating income (loss) and net income (loss), each as determined in accordance with GAAP.  Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies.  Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.  The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in the Company’s debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and the Company’s ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA with the most comparable financial measures calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

CB RICHARD ELLIS GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

 (Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue	$744,198	$574,999	$1,954,627	$1,566,907

Costs and expenses:
Cost of services	380,943	300,711	987,680	797,544
Operating, administrative and other	255,706	213,226	720,657	643,016
Depreciation and amortization	11,665	12,340	32,853	40,001
Merger-related charges	—	4,040	—	25,574

Operating income	95,884	44,682	213,437	60,772
Equity income from unconsolidated subsidiaries	3,628	4,826	21,648	10,120
Interest income	413	1,262	5,916	4,099
Interest expense	13,840	15,509	40,812	53,934
Loss on extinguishment of debt	624	17,066	7,386	21,075

Income (loss) before provision for income taxes	85,461	18,195	192,803	(18)
Provision for income taxes	28,525	6,300	70,874	1,690

Net income (loss)	$56,936	$11,895	$121,929	$(1,708)

Basic income (loss) per share	$0.77	$0.17	$1.65	$(0.03)

Weighted average shares outstanding for basic income (loss) per share	74,177,337	71,446,359	73,834,169	66,006,231

Diluted income (loss) per share	$0.74	$0.16	$1.59	$(0.03)

Weighted average shares outstanding for diluted income (loss) per share	76,777,271	75,184,418	76,444,808	66,006,231

EBITDA	$111,177	$61,848	$267,938	$110,893

CB RICHARD ELLIS GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Americas
Revenue	$516,665	$416,149	$1,387,657	$1,119,218
Costs and expenses:
Cost of services	294,693	232,746	757,945	614,254
Operating, administrative and other	149,375	135,456	440,144	408,288
Depreciation and amortization	8,088	8,706	22,471	25,989
Merger-related charges	—	4,040	—	22,038
Operating income	$64,509	$35,201	$167,097	$48,649
EBITDA	$75,049	$46,857	$198,344	$80,952

EMEA
Revenue	$149,574	$104,762	$374,823	$292,897
Costs and expenses:
Cost of services	64,499	49,413	169,204	133,001
Operating, administrative and other	55,861	49,464	160,852	147,849
Depreciation and amortization	2,543	1,908	7,357	9,880
Merger-related charges	—	—	—	3,205
Operating income (loss)	$26,671	$3,977	$37,410	$(1,038)
EBITDA	$28,891	$5,836	$44,139	$8,304

Asia Pacific
Revenue	$44,090	$37,342	$121,249	$100,612
Costs and expenses:
Cost of services	21,751	18,552	60,531	50,289
Operating, administrative and other	15,907	13,659	45,108	39,146
Depreciation and amortization	572	605	1,720	1,855
Operating income	$5,860	$4,526	$13,890	$9,322
EBITDA	$6,418	$5,354	$16,126	$11,589

Global Investment Management
Revenue	$33,869	$16,746	$70,898	$54,180
Costs and expenses:
Operating, administrative and other	34,563	14,647	74,553	47,733
Depreciation and amortization	462	1,121	1,305	2,277
Merger-related charges	—	—	—	331
Operating (loss) income	$(1,156)	$978	$(4,960)	$3,839
EBITDA	$819	$3,801	$9,329	$10,048

Non-GAAP Financial Measures

                The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income, as adjusted for one-time items

(ii)                                  Diluted earnings per share, as adjusted for one-time items

(iii)                               EBITDA

(iv)                              Operating income (loss), as adjusted for one-time items

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of one-time items in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of one-time items that may obscure trends in the underlying performance of its business.

Net income, as adjusted for one-time items and diluted earnings per share, as adjusted for one-time items are calculated as follows (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net income (loss)	$56,936	$11,895	$121,929	$(1,708)
Amortization expense related to net revenue backlog acquired in the Insignia acquisition, net of tax	—	1,731	—	6,586
Merger-related charges related to the Insignia acquisition, net of tax	—	2,891	—	16,438
Integration costs related to the Insignia acquisition, net of tax	548	2,025	3,683	7,558
One-time compensation expense related to the initial public offering, net of tax	—	204	—	9,641
Loss on extinguishment of debt, net of tax	(6)	10,969	4,402	10,969
Net income, as adjusted	$57,478	$29,715	$130,014	$49,484

Diluted income per share, as adjusted	$0.75	$0.40	$1.70	$0.71

Weighted average shares outstanding for diluted income per share, as adjusted	76,777,271	75,184,418	76,444,808	69,663,899	(1)

(1) With adjustments to arrive at “Net income, as adjusted,” a net loss translates into a net income position on an adjusted basis.  Accordingly, the weighted average impact of the dilutive effect of potential common shares of 3,657,688 has been considered in determining the dilutive earnings per share on an adjusted basis.

EBITDA for the Company is calculated as follows (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net income (loss)	$56,936	$11,895	$121,929	$(1,708)
Add:
Depreciation and amortization	11,665	12,340	32,853	40,001
Interest expense	13,840	15,509	40,812	53,934
Loss on extinguishment of debt	624	17,066	7,386	21,075
Provision for income taxes	28,525	6,300	70,874	1,690
Less:
Interest income	413	1,262	5,916	4,099

EBITDA	$111,177	$61,848	$267,938	$110,893

Operating income (loss), as adjusted for one-time items is calculated as follows (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Americas

Operating income	$64,509	$35,201	$167,097	$48,649
Amortization expense relating to net revenue backlog acquired in the Insignia acquisition	—	2,530	—	6,923
Merger-related charges related to the Insignia acquisition	—	4,040	—	22,038
Integration costs related to the Insignia acquisition	1,180	2,073	4,751	9,575
One-time compensation expense related to the initial public offering	—	—	—	15,000

Operating income, as adjusted	$65,689	$43,844	$171,848	$102,185

EMEA

Operating income (loss)	$26,671	$3,977	$37,410	$(1,038)
Amortization expense related to net revenue backlog acquired in the Insignia acquisition	—	—	—	3,324
Merger-related charges related to the Insignia acquisition	—	—	—	3,205
Integration costs related to the Insignia acquisition	195	890	1,432	2,183

Operating income, as adjusted	$26,866	$4,867	$38,842	$7,674

Asia Pacific

The Asia Pacific segment did not incur any one-time costs associated with the Insignia acquisition or the initial public offering.

Global Investment Management

Operating (loss) income	$(1,156)	$978	$(4,960)	$3,839
Merger-related charges related to the Insignia acquisition	—	—	—	331

Operating (loss) income, as adjusted	$(1,156)	$978	$(4,960)	$4,170

The Company does not allocate net interest expense, loss on extinguishment of debt or provision for income taxes among its segments.  Accordingly, EBITDA for segments is calculated as follows (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Americas
Operating income	$64,509	$35,201	$167,097	$48,649
Add:
Depreciation and amortization	8,088	8,706	22,471	25,989
Equity income from unconsolidated subsidiaries	2,452	2,950	8,776	6,314

EBITDA	$75,049	$46,857	$198,344	$80,952

EMEA
Operating income (loss)	$26,671	$3,977	$37,410	$(1,038)
Add:
Depreciation and amortization	2,543	1,908	7,357	9,880
Equity loss from unconsolidated subsidiaries	(323)	(49)	(628)	(538)

EBITDA	$28,891	$5,836	$44,139	$8,304

Asia Pacific
Operating income	$5,860	$4,526	$13,890	$9,322
Add:
Depreciation and amortization	572	605	1,720	1,855
Equity (loss) income from unconsolidated subsidiaries	(14)	223	516	412

EBITDA	$6,418	$5,354	$16,126	$11,589

Global Investment Management
Operating (loss) income	$(1,156)	$978	$(4,960)	$3,839
Add:
Depreciation and amortization	462	1,121	1,305	2,277
Equity income from unconsolidated subsidiaries	1,513	1,702	12,984	3,932

EBITDA	$819	$3,801	$9,329	$10,048

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	September 30,	December 31,
	2005	2004
Assets:
Cash and cash equivalents	$284,571	$256,896
Restricted cash	5,962	9,213
Receivables, net	355,882	394,062
Warehouse receivable (1)	146,480	138,233
Property and equipment, net	133,439	137,703
Goodwill and other intangibles, net	951,368	935,161
Deferred compensation assets	142,690	102,578
Other assets, net	360,309	297,790

Total assets	$2,380,701	$2,271,636

Liabilities:
Current liabilities, excluding debt	$622,109	$637,165
Warehouse line of credit (1)	146,480	138,233
Senior secured term loan tranche B	268,200	277,050
11¼% senior subordinated notes	162,967	205,032
9¾% senior notes	130,000	130,000
Other debt (2)	48,983	22,492
Deferred compensation liability	166,463	160,281
Other long-term liabilities	126,025	135,510

Total liabilities	1,671,227	1,705,763

Minority interest	6,568	5,925

Stockholders’ equity	702,906	559,948

Total liabilities and stockholders’ equity	$2,380,701	$2,271,636

(1)      Includes Freddie MAC loan receivables and related non-recourse warehouse line of credit of $146.5 million and $138.2 million at September 30, 2005 and December 31, 2004, respectively.

(2)      Includes $29.2 million of non-recourse debt relating to an investment in Europe at September 30, 2005.